Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Delta Corp Holdings Limited on Amendment No. 1 to Form F-4 File No. 333-274699 of our report dated September 26, 2023, with respect to our audits of the consolidated financial statements of Delta Corp Holdings Limited and Subsidiaries as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

January 12, 2024